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                                                                    EXHIBIT 99.2

      Siebel Systems Completes Acquisition of OpenSite Technologies, Inc.

Siebel Systems Adds Dynamic Pricing Capabilities to its eBusiness Applications

San Mateo, CA - May 18, 2000 - Siebel Systems, Inc. (Nasdaq: SEBL) today announced that it has closed its acquisition of OpenSite Technologies, Inc., the market leader in Web-based dynamic pricing solutions.

Under the terms of the agreement, outstanding shares and options to purchase shares of OpenSite common stock were exchanged for Siebel Systems common stock and options at a ratio of approximately 0.13 Siebel Systems share per OpenSite share or option. This resulted in the issuance of approximately 3.7 million Siebel Systems shares and approximately 200,000 Siebel Systems options, representing a current market value of $542 million based on the closing price of Siebel Systems stock on May 17, 2000. The transaction will be accounted for as a pooling of interests.

OpenSite products will be known as Siebel Dynamic Commerce and will deployed as a part of Siebel Systems' eCommerce offering.

About Siebel Systems
Siebel Systems, Inc. (NASDAQ: SEBL) is the world's leading provider of eBusiness applications software. Siebel Systems provides an integrated family of eBusiness application software enabling multichannel sales, marketing and customer service systems to be deployed over the Web, call centers, field, reseller channels, retail and dealer networks. Siebel Systems' sales and service facilities are deployed locally in more than 28 countries. For more information, please visit our Web site at www.siebel.com.

About OpenSite
Since its founding in 1996, OpenSite has been at the forefront of the dynamic commerce revolution. The first to offer a packaged online auction application, OpenSite has grown to become the clear market leader, having deployed more than 600 customer solutions. OpenSite provides a wide range of software products, services, and outsourced solutions for customers who need dynamic pricing capabilities. Primary markets include Internet Service Providers, Internet Portals and businesses. For more information please visit www.opensite.com.

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Media Contact
Public Relations
Siebel Systems, Inc.
(650) 295-5455
Email: publicrelations@siebel.com

Public Relations
OpenSite Technologies, Inc.
Shawn Ramsey-Kroboth
Tel: 919 287 0214
Email: shawn@opensite.com
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Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. The success of the acquisition and future operating results of Siebel Systems may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with acquisitions, such as the potential inability to satisfy the closing conditions for the acquisition, potential difficulties in the assimilation of operations, strategies, technologies, methodologies and products of the acquired company, the risk of loss of key personnel of the acquired company, diversion of management attention from other business concerns, business risks including the risk of variations
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in quarterly operating results, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Siebel Systems are included in Siebel Systems' Report on Form 10-K for the year ended December 31, 1999 and its other filings with the Securities and Exchange Commission. Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.